                                                                      EXHIBIT 11

                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                          AND COMMON EQUIVALENT SHARE
                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                          Three Months Ended                Six Months Ended
                                                               June 30,                          June 30,
                                                      ---------------------------     -----------------------------
                                                          1996          1995              1996             1995
                                                      ------------   ------------     ------------     ------------
Primary Earnings Per Share:

 (1)    Weighted average shares of
        common stock outstanding  . . . . . . . .      248,656,061    247,538,498      248,561,076      247,368,572

 (2)    Effect of issuance of shares
        from assumed exercise of
        stock options
        (treasury stock method) . . . . . . . . .           18,885         (9,266)         (15,577)         (24,190)
                                                      ------------   ------------     ------------     ------------

 (3)    Weighted average shares . . . . . . . . .      248,674,946    247,529,232      248,545,499      247,344,382
                                                      ============   ============     ============     ============

 (4)    Net income  . . . . . . . . . . . . . . .     $    145,334   $    133,260     $    128,594     $    247,716

 (5)    Primary earnings per share
        (line 4/line 3) . . . . . . . . . . . . .     $       0.58   $       0.54     $       0.52     $       1.00

Fully Diluted Earnings Per Share:

 (6)    Weighted average shares per
        computation on line 3 above . . . . . . .      248,674,946    247,529,232      248,545,499      247,344,382

 (7)    Shares applicable to options
        included on line 2 above  . . . . . . . .          (18,885)         9,266           15,577           24,190

 (8)    Dilutive effect of stock
        options based on the average
        price for the period or period-
        end price, whichever is higher,
        of $24.63 and $21.06 for the
        second quarter of 1996 and 1995,
        respectively, and $24.63 and
        $21.06 for the first six months
        of 1996 and 1995, respectively.
        (treasury stock method) . . . . . . . . .           58,282         (2,728)          58,283           (2,728)
                                                      ------------   ------------     ------------     ------------

 (9)    Weighted average shares . . . . . . . . .      248,714,343    247,535,770      248,619,359      247,365,844
                                                      ============   ============     ============     ============

(10)    Net income  . . . . . . . . . . . . . . .     $    145,334   $    133,260     $    128,594     $    247,716

(11)    Fully diluted earnings per
        share (line 10/line 9)  . . . . . . . . .     $       0.58   $       0.54     $       0.52     $       1.00

Notes:

These calculations are submitted in accordance with Regulation S-K item 601(b)(11), although it is not required for financial presentation disclosure per footnote 2 to paragraph 14 of Accounting Principles Board (APB) Opinion No. 15 because it does not meet the 3% dilutive test.

The calculations for the quarters and six months ended June 30, 1996 and 1995 are submitted in accordance with Regulation S-K item 601(b)(11), although they are contrary to paragraphs 30 and 40 of APB No. 15 because they produce anti-dilutive results.